BNY MELLON FUNDS TRUST

Amended and Restated Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Board of Trustees, including a majority of the non-interested Trustees, of BNY Mellon Funds Trust (the "Trust"), with respect to each of the series thereof listed on Schedule A attached hereto, as the same may be revised from time to time (individually, the "Fund" and collectively, the "Funds"), which desires to offer multiple classes, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1.                  Class Designation:  Fund shares shall be divided into two share classes designated as "Class M" shares (formerly designated "MPAM" shares) and "Investor" shares.  Subject to approval of the Board of Trustees, a Fund may alter the designations of one or both of its classes of shares and references herein to class designations shall be deemed to refer to any such altered designations.

2.                  Differences in Availability:  (a)  Class  M shares shall be offered only to:  (i) Wealth Management clients of The Bank of New York Mellon Corporation ("BNY Mellon") that maintain qualified fiduciary, custody, advisory or other accounts with various affiliates of BNY Mellon (collectively, "Wealth Management Clients"); (ii) BNY Mellon Asset Allocation Fund, BNY Mellon Large Cap Market Opportunities Fund and BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund, for investments by such Funds; (iii) Trustees of the Trust; (iv) persons or entities who are not Wealth Management Clients but who held shares of a Fund on July 10, 2001 ("Existing Individual Clients") and who, therefore, are permitted by this plan to continue to purchase and hold Class M shares of that Fund for then-existing accounts ("Existing Accounts"), to exchange into Class M shares of other Funds, and to purchase additional Class M shares of Funds into which they exchange; (v) holders of shares of any fund not a part of the Trust but having an affiliated investment adviser with a Fund (referred to herein as an "affiliated fund") who receive Class M shares upon the reorganization of that fund into a Fund and who, therefore, are permitted by this plan to continue to purchase and hold Class M shares of that Fund, to exchange into Class M shares of other Funds, and to purchase additional Class M shares of Funds into which they exchange; (vi) with respect to Class M shares of BNY Mellon Money Market Fund, BNY Mellon National Municipal Money Market Fund and BNY Mellon Municipal Opportunities Fund, certain investment advisory firms that make an initial investment in the Fund of at least $1 million on behalf of their high-net-worth and related clients, provided that such firms are approved by BNY Mellon Wealth Management and invest in the Fund through an omnibus account (referred to herein as "Investment Advisory Firms"); and (vii) with respect to Class M shares of those Funds indicated on Schedule A hereto, unaffiliated investment companies approved by BNY Mellon Wealth Management.  Class M shares of each Fund, except BNY Mellon Money Market Fund, BNY Mellon National Municipal Money Market Fund and BNY Mellon Municipal Opportunities Fund, also shall be offered to (x) institutional investors, acting for themselves or on behalf of their clients, that have entered into an agreement with the Fund's Distributor, and except as otherwise may be approved by BNY Mellon Wealth Management with respect to certain retirement plans, that make an initial investment in Class M shares of a Fund of at least $1 million (including Investment Advisory Firms) and (y) certain institutional clients of a BNY Mellon investment advisory subsidiary, provided that such clients are approved by BNY Mellon Wealth Management and make an initial investment in Class M shares of a Fund of at least $1 million.  In addition, BNY Mellon Money Market Fund and BNY Mellon National Municipal Money Market Fund may be used as "sweep vehicles" for cash held by Wealth Management Clients in qualified fiduciary, custody, advisory or other accounts with various affiliates of BNY Mellon ("BNY Mellon Affiliates").  Any such investments in BNY Mellon Money Market Fund or BNY Mellon National Municipal Money Market Fund must be in the respective Fund's Class M shares.

(b)               Investor shares shall be offered only to:  (i) Wealth Management Clients who terminate their relationship with BNY Mellon Affiliates, and who wish to continue to hold shares of a Fund; (ii) individuals or entities who are not Wealth Management Clients, but who receive a transfer of Fund shares from a Wealth Management Client (except as provided in Section 2(a)(iv) above for Existing Individual Clients for their Existing Accounts); (iii) brokerage clients of BNY Mellon Wealth Advisors or BNY Mellon Wealth Management Direct, each a division of MBSC Securities Corporation; (iv) holders of shares of an affiliated fund who receive Investor shares upon the reorganization of that fund into a Fund and who, therefore, are permitted by this plan to continue to purchase and hold Investor shares of that Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; (v) former holders of Dreyfus Premier shares of a Fund following the conversion of their shares into Investor shares of that Fund and who, therefore, are permitted by this plan to continue to purchase and hold Investor shares of that Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; (vi) certain employee benefit plans, including pension, profit-sharing and other deferred compensation plans, that are not Wealth Management Clients and for which the Trust's investment adviser and/or certain of its affiliates have entered into an agreement with one or more third-party administrators to provide recordkeeping and other administrative services for such plans, that have held Fund shares since on or before December 16, 2013 and who, therefore, are permitted by this plan to continue to purchase and hold Investor shares of that Fund for their then-existing accounts, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange; and (vii) former holders of Dreyfus Premier shares of a Fund as of June 1, 2006, who, therefore, are permitted by this plan to purchase and hold Investor shares of that Fund, to exchange into Investor shares of other Funds, and to purchase additional Investor shares of Funds into which they exchange.

3.                  Differences in Services:  Holders of Investor shares of a Fund, and holders of Class M shares of a Fund who are not Wealth Management Clients, shall have the benefit of certain privileges and services as set forth, from time to time, in the Fund's Prospectus and Statement of Additional Information.

4.                  Differences in Distribution Arrangements:  Investor shares shall be subject to a Shareholder Services Plan.  Under the Shareholder Services Plan, a Fund pays the Distributor for the provision of certain services to the holders of Investor shares a fee at the annual rate of 0.25% of the value of the Fund's average daily net assets attributable to Investor shares.  Class M shares are not subject to a Shareholder Services Plan.

5.                  Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a class-by-class basis:  (a) fees under the Shareholder Services Plan, which shall be allocated to Investor shares based on the assets attributable to such shares; (b) printing and postage expenses payable by the Funds related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific class; (c) litigation or other legal expenses relating solely to a specific class; (d) transfer agent fees identified by the Funds' transfer agent as being attributable to a specific class; and (e) Trustees' fees incurred as a result of issues relating to a specific class.

6.                  Exchange Privileges:  Shares of a class shall be exchangeable only for shares of the same class of another Fund of the Trust.  In addition, holders of a Fund's shares who exchanged their Fund shares for shares of Dreyfus Worldwide Dollar Money Market Fund, Inc. or General Money Market Fund, Inc. may exchange such shares for Investor shares of a Fund.  These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into Funds that are legally registered for sale in the investor's state of residence.

7.                  Conversion Feature:  Class M shares shall automatically convert to Investor shares:  (i) if the holder of the Class M shares ceases to be a person or entity to whom Class M shares may be offered pursuant to Section 2(a) of this plan, in which case conversion shall occur when the holder ceases to be such a person or entity; or (ii) if the holder of the Class M shares directs that such shares be transferred to a person or entity who is not a Wealth Management Client (other than an Existing Individual Client for his or her Existing Account), in which case conversion shall occur upon such transfer.

Adopted:  March 5, 2002
Amended as of:  December 16, 2013

SCHEDULE A

Each Fund listed below offers Class M shares and Investor shares.  Funds marked with a (†) offer Class M shares to unaffiliated investment companies approved by BNY Mellon Wealth Management.

BNY MELLON LARGE CAP STOCK FUND†
BNY MELLON INCOME STOCK FUND†
BNY MELLON MID CAP Multi-Strategy  FUND†
BNY MELLON SMALL CAP Multi-Strategy   FUND†
BNY MELLON INTERNATIONAL FUND†
BNY MELLON EMERGING MARKETS FUND†
BNY MELLON BOND FUND†
BNY MELLON INTERMEDIATE BOND FUND†
BNY MELLON SHORT-TERM U.S. GOVERNMENT SECURITIES FUND†
BNY MELLON NATIONAL INTERMEDIATE MUNICIPAL BOND FUND†
BNY MELLON NATIONAL SHORT-TERM MUNICIPAL BOND FUND†
BNY MELLON MASSACHUSETTS INTERMEDIATE MUNICIPAL BOND FUND†
BNY MELLON PENNSYLVANIA INTERMEDIATE MUNICIPAL BOND FUND†
BNY MELLON ASSET ALLOCATION FUND
BNY MELLON MONEY MARKET FUND
BNY MELLON NATIONAL MUNICIPAL MONEY MARKET FUND
BNY Mellon International Appreciation Fund†
BNY Mellon New York Intermediate Tax-Exempt Bond Fund†
BNY Mellon Municipal Opportunities Fund†
BNY Mellon Focused Equity Opportunities Fund†
BNY Mellon Small/Mid Cap Fund†
BNY Mellon Large Cap Market Opportunities  Fund
BNY Mellon Tax-Sensitive Large Cap Multi-Strategy  Fund
BNY MELLON CORPORATE BOND FUND†
BNY MELLON INTERNATIONAL EQUITY INCOME FUND†

Revised as of:  December 16, 2013